SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported
June 28, 2007
Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)
Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655	23-1714256
(Commission File Number)	(IRS Employer Identification Number)

County Line Industrial Park
Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 355-9100
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On June 28, 2007, Environmental Tectonics Corporation (“ETC”) executed an Unsecured Promissory Note (the “Note”) in favor of H.F. Lenfest (“Lenfest”) in the aggregate principal amount of $1,000,000. Pursuant to the terms and conditions of the Note, on June 28, 2007, ETC borrowed $1,000,000.
     The entire unpaid principal balance of the Note together with all accrued and unpaid interest thereon shall be due and payable in full on the earlier to occur of the following: (a) June 28, 2008; (b) Maker obtaining a loan from one or more commercial lenders in the principal amount of at least Ten Million Dollars ($10,000,000.00); and (c) Payee purchasing additional shares of preferred stock of the Company in an amount equal to at least One Million Dollars ($1,000,000).
     Borrowings made pursuant to the Note will bear interest at an annual rate of six (6%) percent with such interest beginning to accrue on the date of the funding of each loan and, to the extent not paid, compounding on the first day of each month.
     The Note provides for customary events of default including, but not limited to, the nonpayment of any amount payable when due, certain bankruptcy, insolvency or receivership events and the imposition of certain judgments. Upon the occurrence of an event of default, Lenfest has the right to accelerate the Maturity Date of the Note and demand immediate payment of all amounts payable there under.
     The foregoing description is qualified in its entirety by the terms set forth in the Note, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
          10.1 Unsecured Promissory Note, dated as of June 28, 2007, executed by ETC in favor of Lenfest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION

Date: June 28, 2007	By:	/s/ Duane D. Deaner
Duane D. Deaner Chief Financial Officer

Exhibit Index

10.1	Unsecured Promissory Note, dated as of June 28, 2007, executed by ETC in favor of Lenfest.

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